EXHIBIT 99.1

Company Contacts:	The Investor Relations Company:
Paul A. Brown, M.D. HearUSA, Inc. (561) 478-8770 Ext. 123	Karl Plath or Brien Gately (847) 296-4200

HearUSA, Inc. Combination with Helix is Effective

WEST PALM BEACH, Fla., and MONTREAL, Quebec, July 11, 2002—HearUSA, Inc. (AMEX: EAR) announced today that the business combination with Helix Hearing Health Care of America Corp. (formerly TSX: HCA) has closed and is now effective. This leading hearing healthcare organization, with a presence throughout the United States and two Canadian provinces, anticipates $100 million in annual revenue for fiscal 2003.

The executive group for HearUSA will consist of: Paul A. Brown, M.D.-Chairman of the Board; Stephen J. Hansbrough, Chief Executive Officer; Steve Forget, Vice Chairman and President; and James Peklenk and Gino Chouinard, Co-Chief Financial Officers. The board of directors will be Paul A. Brown, M.D., Stephen J. Hansbrough, Thomas W. Archibald, Joseph L. Gitterman III, David J. McLachlan, and, from the Helix side, Steve Forget, Michel Labadie, Mark Wayne and Pierre Bourgie.

“We believe the combination of the two companies has created a premier hearing healthcare network with 200 centers in 12 states and 2 Canadian provinces in addition to 2,000 affiliated providers in 49 States,” said Dr. Brown. “Overall, we believe we have formed a company with substantially greater financial strength and prospects for growth and profitability than either of the two individual companies possessed on its own,” stated Steve Forget. “Additionally, we expect the cost controls and other steps each company implemented to improve financial results prior to the combination will provide even greater benefits to HearUSA Inc.,” Forget added.

About HearUSA
HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. More than 200 centers are located in California, Florida, New York, New Jersey, Massachusetts, Pennsylvania, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the provinces of Ontario and Quebec, Canada.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the statements concerning the expected future revenues for the company, the effect the combination will have on the company’s financial condition, and the expected results of cost control and other measures implemented to improve financial results. Actual events could differ materially from those stated herein and depend on a number of risks and uncertainties, including the company’s ability to increase sales and control costs, the accuracy of management’s assumptions, effectiveness of the company’s marketing efforts, the ability of the company to successfully integrate the Helix operations, general industry and market conditions and the other risks described in the joint proxy statement/prospectus contained in the Form S-4/A filed with the U.S. Securities and Exchange Commission on May 24, 2002.

On May 24, 2002, HearUSA, Inc. (formerly HEARx Ltd.) filed a Form S-4/A containing a joint proxy statement/prospectus with the U.S. Securities and Exchange Commission concerning the combination with Helix. Investors and security holders are urged to read the joint proxy statement/prospectus filed with the SEC on May 24, 2002 and other relevant documents carefully when they are made available. These documents contain important information about the transaction and related matters. The definitive joint proxy statement/prospectus was sent to stockholders of both companies commencing on or about May 29, 2002. Investors and security holders can obtain free copies of these documents through the SEC website at www.sec.gov and the SEDAR website at www.sedar.com or from the companies by directing requests to:

HearUSA, Inc.:	1250 Northpoint Parkway West Palm Beach, FL 33407 Attention: Corporate Secretary

Helix:	7100 Jean-Talon East Suite 610 Montreal, Quebec, H1M 3S3 Attention: Corporate Secretary

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